CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-177622 and 333-213317) on Form S-8 and in the registration statement (No. 333-239391) on Form F-3 of Yandex N.V. of our report dated March 31, 2021, except as to Note 17 and Note 19, which are as of April 20, 2022 with respect to the consolidated balance sheet of Yandex N.V. and subsidiaries as of December 31, 2020, and the related consolidated statements of operations, comprehensive income, cash flows and shareholders’ equity for each of the years in the two year period ended December 31, 2020, and the related notes.

/s/ JSC “KPMG”

Moscow, Russia

April 20, 2022